ENERGY TRANSFER PARTNERS
REPORTS FOURTH QUARTER AND ANNUAL RESULTS

Dallas - February 20, 2013 - Energy Transfer Partners, L.P. (NYSE:ETP) today reported its financial results for the fourth quarter ended December 31, 2012.
Adjusted EBITDA for the three months ended December 31, 2012 totaled $948 million, an increase of $455 million over the three months ended December 31, 2011. Distributable Cash Flow for the three months ended December 31, 2012 totaled $488 million, an increase of $169 million over the three months ended December 31, 2011. Income from continuing operations for the three months ended December 31, 2012 totaled $334 million, an increase of $118 million from the three months ended December 31, 2011.
Adjusted EBITDA for the year ended December 31, 2012 totaled $2.74 billion, an increase of $963 million over the year ended December 31, 2011. Distributable Cash Flow for the year ended December 31, 2012 totaled $1.49 billion, an increase of $335 million over the year ended December 31, 2011. Income from continuing operations for the year ended December 31, 2012 totaled $1.76 billion, an increase of $1.06 billion over the year ended December 31, 2011.
The quarter ended December 31, 2012 included the following significant achievements:

•
Sunoco Merger. On October 5, 2012, ETP completed its merger with Sunoco, Inc. ("Sunoco"). Under the terms of the merger agreement, Sunoco shareholders received 54,971,725 ETP Common Units and $2.6 billion of cash. Prior to the contribution of Sunoco to Holdco, as discussed below, Sunoco contributed $2.0 billion of cash and its interests in Sunoco Logistics Partners L.P. ("Sunoco Logistics") to ETP in exchange for 90,706,000 Class F Units representing limited partner interests in ETP ("Class F Units"). The Class F Units are entitled to 35% of the quarterly cash distribution generated by ETP and its subsidiaries other than Holdco, subject to a maximum cash distribution of $3.75 per Class F Unit per year, which is the current distribution level. As a result ETP, now owns the general partner interest, 100% of the incentive distribution rights, and 33,350,637 common units of Sunoco Logistics. Due to this ownership, ETP consolidated Sunoco Logistics into its financial statements as of the merger date.

•
Holdco Transaction. Immediately following the closing of the Sunoco Merger, Energy Transfer Equity, L.P. ("ETE") contributed its interest in Southern Union Company ("Southern Union") to ETP Holdco Corporation ("Holdco"), an ETP-controlled entity, in exchange for a 60% equity interest in Holdco. In conjunction with ETE's contribution, ETP contributed its interest in Sunoco to Holdco and retained a 40% equity interest in Holdco. Pursuant to a stockholders agreement between ETE and ETP, ETP controls Holdco. Consequently, ETP consolidated Holdco (including Sunoco and Southern Union) in its financial statements subsequent to the consummation of the Holdco Transaction. In connection with this transaction, ETE relinquished its rights to $210 million of incentive distributions from ETP that ETE would otherwise be entitled to receive over 12 consecutive quarters.

•
Strategic Asset Sale. In December 2012, Southern Union entered into a purchase and sale agreement pursuant to which subsidiaries of Laclede Gas Company, Inc. have agreed to acquire the assets of Southern Union's Missouri Gas Energy and New England Gas Company divisions. Total consideration is expected to be $1.04 billion, subject to customary closing adjustments, less the assumption of $19 million of debt. For the period from March 26, 2012 to December 31, 2012, the distribution operations have been reclassified to discontinued operations. The assets and liabilities of the disposal group have been reclassified and reported as assets and liabilities held for sale as of December 31, 2012.

•
Lone Star Fractionator. In December 2012, we announced that Lone Star's 100,000 Bbls/d NGL fractionation facility at Mont Belvieu, Texas is now in service. We will utilize a substantial amount of this fractionation capacity to handle

NGL barrels we will deliver from the new processing facility we plan to build in Jackson County, Texas, a facility supported by multiple 10-year contracts with producers as part of our Eagle Ford Shale projects.

•	Lone Star West Texas Gateway NGL Pipeline. In December 2012, we completed construction of the 570-mile, 209,000 Bbls/d Lone Star West Texas Gateway NGL Pipeline ahead of schedule.
An analysis of the Partnership's segment results and other supplementary data is provided after the financial tables shown below. The Partnership has scheduled a conference call for 8:30 a.m. Central Time, Thursday, February 21, 2013 to discuss the 2012 results. The conference call will be broadcast live via an internet web cast which can be accessed through www.energytransfer.com and will also be available for replay on the Partnership's website for a limited time.
Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures used by industry analysts, investors, lenders, and rating agencies to assess the financial performance and the operating results of the Partnership's fundamental business activities and should not be considered in isolation or as a substitute for net income, income from operations, cash flows from operating activities, or other GAAP measures. A table reconciling Adjusted EBITDA and Distributable Cash Flow with appropriate GAAP financial measures is included in the summarized financial information included in this release. Beginning with the quarter ended December 31, 2012 and applied retroactively to all periods presented, the Partnership has revised its calculation of Adjusted EBITDA and Distributable Cash Flow. (See notes under “Supplemental Information” for further information.)
Energy Transfer Partners, L.P. (NYSE:ETP) is a master limited partnership owning and operating one of the largest and most diversified portfolios of energy assets in the United States. ETP currently has natural gas operations that include approximately 24,000 miles of gathering and transportation pipelines, treating and processing assets, and storage facilities. ETP also owns the general partner interests, 100% of the incentive distribution rights, and a 32.4% limited partnership interest in Sunoco Logistics Partners L.P. (NYSE:SXL), which operates a geographically diverse portfolio of crude oil and refined products pipelines, terminalling and crude oil acquisition and marketing assets. ETP also holds a 70% interest in Lone Star NGL, a joint venture that owns and operates natural gas liquids storage, fractionation and transportation assets in Texas, Louisiana and Mississippi. In addition, ETP holds controlling interest in a corporation (ETP Holdco Corporation) that owns Southern Union Company and Sunoco, Inc. ETP’s general partner is owned by Energy Transfer Equity, L.P. (NYSE:ETE). For more information, visit the Energy Transfer Partners, L.P. website at www.energytransfer.com.
Energy Transfer Equity, L.P. (NYSE:ETE) is a master limited partnership, which owns the general partner and 100% of the incentive distribution rights of Energy Transfer Partners, L.P. (NYSE:ETP) and approximately 50.2 million ETP limited partner units; and owns the general partner and 100% of the IDRs of Regency Energy Partners LP (NYSE:RGP) and approximately 26.3 million RGP limited partner units. ETE also owns a non-controlling interest in a corporation (ETP Holdco Corporation) that owns Southern Union Company and Sunoco, Inc. The ETE family of companies owns approximately 69,000 miles of natural gas, natural gas liquids, refined products, and crude pipelines. For more information, visit the Energy Transfer Equity, L.P. website at www.energytransfer.com.
Sunoco Logistics Partners L.P. (NYSE:SXL), headquartered in Philadelphia, is a master limited partnership that owns and operates a logistics business consisting of a geographically diverse portfolio of complementary crude oil & refined product pipeline, terminalling, and acquisition & marketing assets. SXL's general partner is owned by Energy Transfer Partners, L.P. (NYSE: ETP). For more information, visit the Sunoco Logistics Partners L.P. web site at www.sunocologistics.com.
The information contained in this press release is available on our website at www.energytransfer.com.
Contacts
Investor Relations:
Energy Transfer
Brent Ratliff
214-981-0700 (office)
Media Relations:
Vicki Granado
Granado Communications Group
214-599-8785 (office)
214-498-9272 (cell)

ENERGY TRANSFER PARTNERS, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
(unaudited)

	December 31,
	2012	2011
ASSETS

CURRENT ASSETS	$5,404	$1,275

PROPERTY, PLANT AND EQUIPMENT, net	25,773	12,306

NON-CURRENT ASSETS HELD FOR SALE	985	—
ADVANCES TO AND INVESTMENTS IN UNCONSOLIDATED AFFILIATES	3,502	201
NON-CURRENT PRICE RISK MANAGEMENT ASSETS	42	26
GOODWILL	5,606	1,220
INTANGIBLE ASSETS, net	1,561	331
OTHER NON-CURRENT ASSETS, net	357	160
Total assets	$43,230	$15,519

LIABILITIES AND EQUITY

CURRENT LIABILITIES	$5,548	$1,586

NON-CURRENT LIABILITIES HELD FOR SALE	142	—
LONG-TERM DEBT, less current maturities	15,442	7,388
LONG-TERM NOTES PAYABLE - RELATED PARTY	166	—
NON-CURRENT PRICE RISK MANAGEMENT LIABILITIES	129	42
DEFERRED INCOME TAXES	3,476	126
OTHER NON-CURRENT LIABILITIES	995	27

COMMITMENTS AND CONTINGENCIES

EQUITY:
Total partners' capital	9,201	5,721
Noncontrolling interest	8,131	629
Total equity	17,332	6,350
Total liabilities and equity	$43,230	$15,519

ENERGY TRANSFER PARTNERS, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in millions, except per unit data)
(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012 (1)	2011
REVENUES	$10,981	$1,805	$15,702	$6,799
COSTS AND EXPENSES:
Cost of products sold	9,660	1,108	12,266	4,175
Operating expenses	407	197	900	760
Depreciation and amortization	237	110	656	405
Selling, general and administrative	214	54	486	212
Total costs and expenses	10,518	1,469	14,308	5,552
OPERATING INCOME	463	336	1,394	1,247
OTHER INCOME (EXPENSE):
Interest expense, net of interest capitalized	(186)	(126)	(665)	(474)
Equity in earnings of unconsolidated affiliates	78	12	142	26
Gain on deconsolidation of Propane Business	—	—	1,057	—
Loss on extinguishment of debt	—	—	(115)	—
Gains (losses) on non-hedged interest rate derivatives	5	(13)	(4)	(77)
Other, net	1	5	11	(3)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAX EXPENSE	361	214	1,820	719
Income tax expense (benefit)	27	(2)	63	19
INCOME FROM CONTINUING OPERATIONS	334	216	1,757	700
Income (loss) from discontinued operations	27	1	(109)	(3)
NET INCOME	361	217	1,648	697
LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	54	11	79	28
NET INCOME ATTRIBUTABLE TO PARTNERS	307	206	1,569	669
GENERAL PARTNER’S INTEREST IN NET INCOME	119	115	461	433
LIMITED PARTNERS’ INTEREST IN NET INCOME	$188	$91	$1,108	$236
INCOME FROM CONTINUING OPERATIONS PER LIMITED PARTNER UNIT:
Basic	$0.56	$0.41	$4.93	$1.12
Diluted	$0.56	$0.41	$4.91	$1.12
NET INCOME PER LIMITED PARTNER UNIT:
Basic	$0.62	$0.41	$4.43	$1.10
Diluted	$0.62	$0.41	$4.42	$1.10

(1)
In accordance with generally accepted accounting principles, amounts previously reported for interim periods in 2012 have been revised to reflect the retrospective consolidation of Southern Union into ETP as a result of the Holdco Transaction as the transfer of Southern Union into Holdco met the definition of a transaction between entities under common control. Thus, Southern Union is retroactively consolidated beginning March 26, 2012, the date that ETE completed its merger with Southern Union.

SUPPLEMENTAL INFORMATION
(Dollars in millions)
(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012 (a)	2011
Reconciliation of net income to Adjusted EBITDA and Distributable Cash Flow (b):		(Revised - see (c) below)	(Revised - see (c) below)	(Revised - see (c) below)
Net income	$361	$217	$1,648	$697
Interest expense, net of interest capitalized	186	126	665	474
Income tax expense (benefit)	27	(2)	63	19
Depreciation and amortization	237	110	656	405
Gain on deconsolidation of Propane Business	—	—	(1,057)	—
Loss on extinguishment of debt	—	—	115	—
Non-cash compensation expense	11	7	42	38
(Gains) losses on non-hedged interest rate derivatives	(5)	13	4	77
Unrealized (gains) losses on commodity risk management activities	(51)	13	9	11
LIFO valuation reserve	75	—	75	—
Write-down of assets included in loss from discontinued operations	(13)	—	132	—
Equity in earnings of unconsolidated affiliates	(78)	(12)	(142)	(26)
Adjusted EBITDA related to unconsolidated affiliates	178	18	480	56
Other, net	20	3	54	30
Adjusted EBITDA	948	493	2,744	1,781
Adjusted EBITDA related to unconsolidated affiliates	(178)	(18)	(480)	(56)
Distributions from unconsolidated affiliates	72	19	262	51
Interest expense, net of interest capitalized	(186)	(126)	(665)	(474)
Income tax (expense) benefit	(27)	2	(63)	(19)
Maintenance capital expenditures	(143)	(54)	(313)	(134)
Other, net	2	3	3	4
Distributable Cash Flow	$488	$319	$1,488	$1,153

Distributions to be paid to the partners of ETP (d):
Limited Partners:
Common units held by ETE	$45	$45	$180	$180
Common units held by public	224	157	783	582
General Partner interest held by ETE	5	5	20	20
Incentive Distribution Rights ("IDR") held by ETE	148	112	529	422
	422	319	1,512	1,204
IDR relinquishment related to Citrus Dropdown and Sunoco Merger	(31)	—	(90)	—
Total distributions to be paid to the partners of ETP	391	319	1,422	1,204

Distributions to be paid to noncontrolling interests:
Distributions to ETE in respect of Holdco (e)	75	—	75	—
Distributions to Regency in respect of Lone Star (f)	15	13	60	35
Distributions to Sunoco Logistics unitholders (common units held by public) (g)	38	—	38	—
Total distributions to be paid to noncontrolling interests	128	13	173	35
Total distributions to be paid to the partners of ETP and noncontrolling interests	$519	$332	$1,595	$1,239

(a) In accordance with generally accepted accounting principles, amounts previously reported for interim periods in 2012 have been revised to reflect the retrospective consolidation of Southern Union into ETP as a result of the Holdco Transaction as the transfer of Southern Union into Holdco met the definition of a transaction between entities under common control. Thus, Southern Union is retroactively consolidated beginning March 26, 2012, the date that ETE completed its merger with Southern Union. Southern Union's Adjusted EBITDA and Distributable Cash Flow (both including acquisition-related expenses) for the period from March 26, 2012 through September 30, 2012 was $275 million and $82 million, respectively. Acquisition-related expenses at Southern Union for the period from March 26, 2012 through September 30, 2012 were $57 million.
(b) The Partnership has disclosed in this press release Adjusted EBITDA and Distributable Cash Flow, which are non-GAAP financial measures. Management believes Adjusted EBITDA and Distributable Cash Flow provide useful information to investors as measures of comparison with peer companies, including companies that may have different financing and capital structures. The presentation of Adjusted EBITDA and Distributable Cash Flow also allows investors to view our performance in a manner similar to the methods used by management and provides additional insight into our operating results.
There are material limitations to using measures such as Adjusted EBITDA and Distributable Cash Flow, including the difficulty associated with using either as the sole measure to compare the results of one company to another, and the inability to analyze certain significant items that directly affect a company's net income or loss or cash flows. In addition, our calculations of Adjusted EBITDA and Distributable Cash Flow may not be consistent with similarly titled measures of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP, such as gross margin, operating income, net income, and cash flow from operating activities.
Definition of Adjusted EBITDA
The Partnership defines Adjusted EBITDA as total partnership earnings before interest, taxes, depreciation, amortization and other non-cash items, such as non-cash compensation expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities, non-cash impairment charges, loss on extinguishment of debt, gain on deconsolidation of our Propane Business and other non-operating income or expense items. Unrealized gains and losses on commodity risk management activities include unrealized gains and losses on commodity derivatives and inventory fair value adjustments (excluding lower of cost or market adjustments). Adjusted EBITDA reflects amounts for less than wholly owned subsidiaries based on 100% of the subsidiaries' results of operations and for unconsolidated affiliates based on the Partnership's proportionate ownership.
Adjusted EBITDA is used by management to determine our operating performance and, along with other financial and volumetric data, as internal measures for setting annual operating budgets, assessing financial performance of our numerous business locations, as a measure for evaluating targeted businesses for acquisition and as a measurement component of incentive compensation.
Definition of Distributable Cash Flow
The Partnership defines Distributable Cash Flow as net income, adjusted for certain non-cash items, less maintenance capital expenditures. Non-cash items include depreciation and amortization, non-cash compensation expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities, non-cash impairment charges, loss on extinguishment of debt and gain on deconsolidation of our Propane Business. Unrealized gains and losses on commodity risk management activities includes unrealized gains and losses on commodity derivatives and inventory fair value adjustments (excluding lower of cost or market adjustments). Distributable Cash Flow reflects earnings from unconsolidated affiliates on a cash basis.
Distributable Cash Flow is used by management to evaluate our overall performance. Our partnership agreement requires us to distribute all available cash, and Distributable Cash Flow is calculated to evaluate our ability to fund distributions through cash generated by our operations.
(c) The Partnership has presented Adjusted EBITDA and Distributable Cash Flow in previous communications; however, the Partnership changed its definition for these non-GAAP measures in the quarter ended December 31, 2012 to reflect less than wholly-owned subsidiaries on a fully consolidated basis. Previously, the Partnership presented less than wholly-owned subsidiaries on a proportionate basis. The Partnership believes that with this change, Adjusted EBITDA and Distributable Cash Flow more accurately reflect the Partnership's operating performance and therefore are more useful measures. This change has been applied retroactively to all periods presented. See “Non-GAAP Measures” available on the Partnership's website at www.energytransfer.com for the reconciliation of net income to Adjusted EBITDA for recent prior periods reflecting the changes described above.
(d) For the three months ended December 31, 2012, cash distributions to be paid to the partners of ETP consist of cash distributions paid on February 14, 2013 in respect of the quarter ended December 31, 2012. For the three months ended December 31, 2011, cash distributions to be paid to the partners of ETP consist of cash distributions paid on February 14, 2012 in respect of the quarter ended December 31, 2011.
For the year ended December 31, 2012, cash distributions to be paid to the partners of ETP consist of cash distributions paid on May 15, 2012 in respect of the quarter ended March 31, 2012, cash distributions paid on August 14, 2012 in respect of the quarter ended June 30, 2012, cash distributions paid on November 14, 2012 in respect of the quarter ended September 30, 2012 and cash distributions paid on February 14, 2013 in respect of the quarter ended December 31, 2012. For the year ended December 31, 2011, cash distributions to be paid to the partners of ETP consist of cash distributions paid on May 16, 2011 in respect of the quarter ended March 31, 2011, cash distributions paid on August 15, 2011 in respect of the quarter ended June 30, 2011, cash distributions paid on November 14, 2011 in respect of the quarter ended September 30, 2011 and cash distributions paid on February 14, 2012 in respect of the quarter ended December 31, 2011.
(e) For the three months and year ended December 31, 2012, cash distributions to ETE in respect of Holdco consist of cash distributions paid on February 13, 2013 in respect of the quarter ended December 31, 2012.
(f) Cash distributions to Regency in respect of Lone Star consist of cash distributions paid on a monthly basis, one month in arrears. The amounts reflected above are in respect of the periods then ended, including payments made in arrears subsequent to period end.
(g) For the three months and year ended December 31, 2012, cash distributions to be paid to the partners of Sunoco Logistics consist of cash distributions paid on February 14, 2013 in respect of the quarter ended December 31, 2012.

Summary Analysis of Quarterly Results by Segment
(Tabular dollar amounts are in millions)

	Three Months Ended December 31,
	2012	2011
Segment Adjusted EBITDA
Intrastate transportation and storage	$131	$153
Interstate transportation and storage	306	107
Midstream	103	115
NGL transportation and services	54	48
Investment in Sunoco Logistics	219	—
Retail Marketing	109	—
All other	29	72
Elimination	(3)	(2)
	$948	$493
Subsequent to the Sunoco Merger and Holdco Transactions in October 2012, our reportable segments changed, as follows:

•	Interstate Transportation and Storage segment now includes Southern Union's transportation and storage operations;

•	Midstream segment now includes Southern Union's gathering and processing operations;

•	Investment in Sunoco Logistics segment reflects the consolidated operations of Sunoco Logistics;

•	Retail Marketing segment reflects the consolidated operations of Sunoco's retail marketing business; and,

•	All Other now includes the investments and operations identified under the segment table below.
Our segment results were presented based on the measure of Segment Adjusted EBITDA. We previously reported segment operating income as a measure of segment performance. We have revised certain reports provided to our chief operating decision maker to assess the performance of our business to reflect Segment Adjusted EBITDA. Segment Adjusted EBITDA reflected amounts for less than wholly owned subsidiaries and unconsolidated affiliates based on our proportionate ownership. We have recast the presentation of our segment results for the prior years to be consistent with the current year presentation. The tables below identify the components of Segment Adjusted EBITDA, which was calculated as follows:

•	Gross margin, operating expenses, and selling, general and administrative. These amounts represent the amounts included in our consolidated financial statements that are attributable to each segment.

•
Unrealized gains or losses on commodity risk management activities. These are the unrealized amounts that are included in gross margin. These amounts are not included in Segment Adjusted EBITDA; therefore, the unrealized losses are added back and the unrealized gains are subtracted to calculate the segment measure.

•
Non-cash compensation expense. These amounts represent the total non-cash compensation recorded in operating expenses and selling, general and administrative. These amounts are not included in Segment Adjusted EBITDA and therefore are added back to calculate the segment measure.

•
Adjusted EBITDA related to unconsolidated affiliates. These amounts represent our proportionate share of the Adjusted EBITDA of our unconsolidated affiliates. Amounts reflected are calculated consistently with our definition of Adjusted EBITDA above.

Intrastate Transportation and Storage

	Three Months Ended December 31,
	2012	2011
Natural gas MMBtu/d — transported	9,426,807	11,107,320
Revenues	$659	$579
Cost of products sold	445	378
Gross margin	214	201
Unrealized (gains) losses on commodity risk management activities	(35)	11
Operating expenses, excluding non-cash compensation expense	(42)	(47)
Selling, general and administrative expenses, excluding non-cash compensation expense	(9)	(13)
Adjusted EBITDA related to unconsolidated affiliates	3	1
Segment Adjusted EBITDA	$131	$153

Distributions from unconsolidated affiliates	$—	$1
Maintenance capital expenditures	8	15
Segment Adjusted EBITDA Segment Adjusted EBITDA for the intrastate transportation and storage segment decreased primarily due to lower realized margin.
The components of our intrastate transportation and storage segment gross margin were as follows:

	Three Months Ended December 31,
	2012	2011
Transportation fees	$129	$151
Natural gas sales and other	27	—
Retained fuel revenues	24	25
Storage margin, including fees	34	24
Total gross margin (1)	$214	$201

(1)	Gross margin included unrealized gains and losses on commodity risk management activities, which were excluded from the Segment Adjusted EBITDA calculation, as reflected above.
The decrease in transportation fees was attributable to a decrease in transported volumes as a result of less favorable market conditions and the cessation of certain long-term transportation contracts. The increase in our storage margin was principally driven by gains on settled derivatives.

Interstate Transportation and Storage

	Three Months Ended December 31,
	2012	2011
Natural gas transported (MMBtu/d)
ETP Legacy Assets	2,868,070	3,071,083
Southern Union transportation and storage	4,094,576	—
Natural gas sold (MMBtu/d)	17,020	21,057
Revenues	$334	$117
Operating expenses, excluding non-cash compensation, amortization and accretion expenses	(74)	(20)
Selling, general and administrative, excluding non-cash compensation, amortization and accretion expenses	(33)	(7)
Adjusted EBITDA related to unconsolidated affiliates	79	17
Segment Adjusted EBITDA	$306	$107

Distributions from unconsolidated affiliates	$42	$18
Maintenance capital expenditures	45	15
Segment Adjusted EBITDA. Southern Union's transportation and storage business recognized revenues of $205 million for the three months ended December 31, 2012. In addition Tiger pipeline revenues increased due to incremental reservation fees related to the Tiger pipeline expansion. These increases were offset slightly by a decrease in operational gas sales on the Transwestern pipeline.
Adjusted EBITDA Related to Unconsolidated Affiliates. Adjusted EBITDA related to unconsolidated affiliates increased primarily due to our acquisition of a 50% interest in Citrus which contributed $65 million during the three months ended December 31, 2012.

Midstream

	Three Months Ended December 31,
	2012	2011
Gathered Volumes (MMBtu/d):
ETP Legacy Assets	2,473,878	2,259,676
Southern Union gathering and processing	533,548	—
NGLs produced (Bbls/d):
ETP Legacy Assets	87,389	61,756
Southern Union gathering and processing	42,346	—
Equity NGLs produced (Bbls/d):
ETP Legacy Assets	13,538	17,107
Southern Union gathering and processing	6,724	—
Revenues	$930	$666
Cost of products sold	758	529
Gross margin	172	137
Unrealized (gains) losses on commodity risk management activities	(1)	(1)
Operating expenses, excluding non-cash compensation expense	(46)	(24)
Selling, general and administrative, excluding non-cash compensation expense	(16)	(5)
Adjusted EBITDA related to unconsolidated affiliates	(6)	—
Adjusted EBITDA attributable to discontinued operations	—	8
Segment Adjusted EBITDA	$103	$115

Maintenance capital expenditures	$19	$14
Segment Adjusted EBITDA. Segment Adjusted EBITDA for the midstream segment decreased due to increases in operating expenses and selling, general and administrative expenses primarily due to the consolidation of Southern Union's gathering and processing operations effective March 26, 2012. These increased expenses were offset by increases in gross margin, as follows:

	Three Months Ended December 31,
	2012	2011
Gathering and processing fee-based revenues	$101	$70
Non fee-based contracts and processing	73	70
Other	(2)	(3)
Total gross margin	$172	$137
Our fee-based revenues increased due to additional volumes from production in the Eagle Ford Shale and additional volumes related to Southern Union's gathering and processing segment. Non fee-based gross margins decreased primarily due to lower NGL prices, partially offset by incremental non-fee based revenue recognized in connection with the consolidation of Southern Union's gathering and processing business.
While overall our midstream gross margin is up due to increases in volumes associated with the system primarily from our gathering and processing fee-based revenues and the consolidation of Southern Union gathering and processing operations, this increase was offset by declines in the composite price of NGL's during the three months ended December 31, 2012 compared to 2011.

NGL Transportation and Services

	Three Months Ended December 31,
	2012	2011
NGL transportation volumes (Bbls/d)	187,821	131,297
NGL fractionation volumes (Bbls/d)	18,424	19,073
Revenues	$154	$152
Cost of products sold	76	85
Gross margin	78	67
Operating expenses, excluding non-cash compensation expense	(17)	(15)
Selling, general and administrative, excluding non-cash compensation expense	(5)	(4)
Adjusted EBITDA related to unconsolidated affiliates	(2)	—
Segment Adjusted EBITDA	$54	$48

Maintenance capital expenditures	$5	$3
Volumes. The volumes reflected above represent average daily volumes for the period. NGL transportation volumes increased as compared to the same period in the prior year primarily due to an increase in volumes transported on our wholly-owned and joint venture NGL pipelines originating from our La Grange and Chisholm processing plants as a result of more production from the Eagle Ford area. The Lone Star West Texas Gateway NGL pipeline was placed into service in late December 2012, but did contribute significantly to the transported volumes for the three months ended December, 31, 2012.
The components of our NGL transportation and services segment gross margin were as follows:

	Three Months Ended December 31,
	2012	2011
Storage revenues	$32	$35
Transportation revenues	28	12
Processing and fractionation revenues	18	20
Total gross margin	$78	$67
Segment Adjusted EBITDA increased primarily due to the Freedom, Liberty, Gateway, and Justice pipelines being placed in service in 2012.
Investment in Sunoco Logistics

	Three Months Ended December 31,
	2012	2011
Revenue	$3,194	$—
Cost of products sold	2,843	—
Gross margin	351	—
Unrealized gains on commodity risk management activities	(15)	—
Operating expenses, excluding non-cash compensation expense	(95)	—
Selling, general and administrative, excluding non-cash compensation expense	(32)	—
Adjusted EBITDA related to unconsolidated affiliates	10	—
Segment Adjusted EBITDA	$219	$—

Distributions from unconsolidated affiliates	$6	$—
Maintenance capital expenditures	21	—

We obtained control of Sunoco Logistics on October 5, 2012 in connection with our acquisition of Sunoco; therefore, no comparative results were reflected in our financial statements.
Retail Marketing

	Three Months Ended December 31,
	2012	2011
Total retail gasoline outlets, end of period	4,988	—
Total company-operated outlets, end of period	437	—
Gasoline and diesel throughput per company-operated site (gallons/month)	198,000	—
Revenue	$5,926	$—
Cost of products sold	5,757	—
Gross margin	169	—
Operating expenses, excluding non-cash compensation expense	(119)	—
Selling, general and administrative, excluding non-cash compensation expense	(17)	—
LIFO valuation reserve (included in gross margin)	75	—
Adjusted EBITDA related to unconsolidated affiliates	1	—
Segment Adjusted EBITDA	$109	$—

Maintenance capital expenditures	$20	$—
We acquired our retail marketing segment on October 5, 2012 in connection with our acquisition of Sunoco; therefore, no comparative results were reflected in our financial statements.
All Other

	Three Months Ended December 31,
	2012	2011
Revenue	$88	$475
Cost of products sold	80	296
Gross margin	8	179
Unrealized losses on commodity risk management activities	—	2
Operating expenses, excluding non-cash compensation expense	(15)	(94)
Selling, general and administrative, excluding non-cash compensation expense	(90)	(15)
Adjusted EBITDA related to unconsolidated affiliates	93	—
Adjusted EBITDA related to discontinued operations	33	—
Segment Adjusted EBITDA	$29	$72

Distributions from unconsolidated affiliates	$24	$—
Maintenance capital expenditures	25	6
Amounts reflected in our other segment primarily include:

•
Our retail propane and other retail propane related operations prior to our contribution of those operations to AmeriGas Partners, L.P. ("AmeriGas") in January 2012. Our investment in AmeriGas was reflected in the other segment subsequent to that transaction;

•	Southern Union's local distribution operations beginning March 26, 2012;

•	Our natural gas compression operations; and,

•	Sunoco's 33% non-operating interest in Philadelphia Energy Solutions ("PES"), a joint venture with The Carlyle Group, L.P. ("The Carlyle Group"), which owns a refinery in Philadelphia.